Exhibit 99.1

Content Checked Engages Bonwick Capital Partners as Financial and Corporate Advisor

LOS ANGELES, CA and NEW YORK, NY – April 18, 2016 – Content Checked Holdings, Inc. (OTCQB: CNCK) (the “Company”), a creator of mobile applications for people with dietary restrictions, today announced that the Company has engaged Bonwick Capital Partners LLC (“Bonwick”) as its financial and corporate advisor. Bonwick will assist the Company with its financial, corporate, and mergers and acquisitions strategy, as well as with the Company’s planned application submission for uplisting to NASDAQ later this fiscal year. Bonwick is a FINRA registered broker/dealer and SIPC member firm, providing top tier service to institutional clients across sales and trading, investment banking and corporate advisory.

In order to qualify for and maintain its listing, the Company will be required, among other things, to adhere to the corporate governance standards set forth by NASDAQ, including audit committee, independent directors, and management and officer compensation requirements.

Kris Finstad, the Company’s CEO and President, stated “We are excited to work with Bonwick Capital in helping us execute our growth and financial strategy and with what has always been an important part of our corporate development plan: an uplisting to NASDAQ.” Mr. Finstad continued, “Bonwick Capital has assembled a specialized team of experienced financial and industry professionals who will play an essential role in our overall strategy of increasing shareholder value. Our planned uplisting to NASDAQ will allow us to tap into much broader capital market resources and further solidify our short- and long-term goals of successfully executing our business strategy.”

For more information on the Company, or to download its apps, please visit: www.contentchecked.com.

About Bonwick Capital Partners

Bonwick Capital Partners, LLC is a full-service broker dealer dedicated to providing top tier service to institutional clients across sales and trading, investment banking and corporate advisory business lines. Bonwick’s clients rely upon the firm’s deep industry knowledge to assist them through the investment process, sourcing deals, conducting due diligence, capital raises and business solutions. Bonwick has a diverse global client base, which spans five continents, and these relationships allow the firm to address a wide range of client needs across different time zones and cultures. Bonwick is headquartered in New York City with offices in Chicago and Los Angeles. For more information, go to www.bonwickcapital.com.

About Content Checked Holdings, Inc.

Content Checked Holdings, Inc. (www.contentchecked.com) has created a revolutionary marketplace for people with dietary restrictions and the organizations who cater to them by creating and introducing the ContentChecked, MigraineChecked and SugarChecked smartphone applications. ContentChecked and MigraineChecked are the first applications with comprehensive and accurate content information, and in-depth allergen and migraine definitions for over 70% of conventional U.S. food products.

Each app gives consumers the ability to scan a product’s bar code and determine if it is safe for consumption based on their allergy settings. The apps will recommend a suitable alternative if a product does contain one or more of a user’s allergens. This enables the applications to meet the needs of millions of people in the U.S. In the U.S. alone, there are more than 15 million people who suffer from food allergies and 38 million people who suffer from migraines and chronic headaches. The food allergy and intolerances market has been valued at approximately US$13 billion in 2015. As a result, the Company has created a pivotal way for food manufacturers and producers to showcase their products to consumers who are actively seeking them at the point of purchase.

The Company has created a robust database of allergens, migraine triggers and food ingredients that directly correlate with food allergies, intolerances, migraines and chronic headaches. There are currently hundreds of thousands of products in its database, updated regularly. All applications serve as easy shopping tools for consumers to decipher often misleading food labels and receive recommendations for healthier alternative products as they shop in real time. The Company’s mission is to offer fast, reliable and efficient mobile apps that help consumers make more informed purchasing decisions and live healthier lives in accordance to their dietary preferences.

For more information on the Company, please visit its social media channels via Facebook (www.facebook.com/contentchecked), (www.facebook.com/migrainechecked) and (www.facebook.com/sugarchecked); Instagram (www.instagram.com/contentchecked), (www.instagram.com/migrainechecked) and (www.instagram.com/sugarchecked); or

YouTube (www.youtube.com/channel/UCMihoaZILlRZ2C3hmx5vXhQ).

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, the Company’s Quarterly Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contacts:

Investor Relations

Christine J. Petraglia

Managing Director, Investor Relations

PCG Advisory Group

535 5th Avenue, 24th Floor

New York, NY 10017

646-731-9817

www.pcgadvisory.com

Content Checked Holdings, Inc.

Victoria Nunez

Director of Business Development

8730 Sunset Blvd., Suite 240

West Hollywood, CA 90069

424-205-1777

www.contentchecked.com

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